Exhibit 99.1

FOR IMMEDIATE RELEASE

IGNITE RESTAURANT GROUP, INC. ENTERS INTO ASSET PURCHASE AGREEMENT

FOR THE SALE OF JOE’S CRAB SHACK AND BRICK HOUSE TAVERN + TAP

Files Voluntary Chapter 11 Petitions to Facilitate Sale;

Restaurants Open and Operating as Usual

Houston, TX – June 6, 2017 – Ignite Restaurant Group, owner of the Joe’s Crab Shack and Brick House Tavern + Tap brands, announced that it has entered into an agreement with an affiliate of Kelly Companies, a San Diego based private equity firm, pursuant to which it would sell both of its brands for a cash bid offer.

In order to facilitate the sale, Ignite and certain of its subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas.

Pursuant to Section 363 of the Bankruptcy Code, Ignite also will be filing a motion for the implementation of bidding procedures to allow other companies the opportunity to submit bids through a Court-supervised process to purchase the assets being sold. Ignite anticipates the sale transaction, which is subject to customary closing conditions, will be completed within 60 to 90 days. Piper Jaffray & Co is being retained to conduct a sale process under the bid procedures, pursuant to which Piper Jaffray will seek higher or better offers from prospective bidders interested in purchasing the business as a whole or any of its component parts.

Both Joe’s Crab Shack and Brick House Tavern + Tap restaurants will remain open and operating as usual and Ignite customers can expect to continue to enjoy the same great food and service that they have come to expect from our brands.

“Today’s sale agreement represents the culmination of a long and thorough process, and is an important step in positioning Joe’s and Brick House for future growth and success,” said CEO Jonathan Tibus.

Michael Kelly, CEO of KRG Acquisitions Co, LLC (an affiliate of Kelly Companies), said that he is “excited about acquiring a well-known national brand such as Joe’s Crab Shack and Brick House Tavern + Tap.  We look forward to delivering great food and impeccable customer service to the many valued customers of Joe’s and Brick House.  KRG believes Joe’s and Brick House will benefit from KRG’s experience in the casual dining industry and its existing operational capabilities.”

Ignite has established a Restructuring Information Hotline for interested parties at (844) 752-2747. Additional information can be found on the Ignite website at http://www.igniterestaurants.com.

Court filings and information about the claims process can be found at a separate website maintained by Ignite’s claims agent, Garden City Group, at www.gardencitygroup.com/cases/irg

Alvarez & Marsal is serving as financial advisor, Piper Jaffray & Co is serving as M&A advisor and King & Spalding LLP is serving as legal advisor to Ignite.

ABOUT IGNITE RESTAURANT GROUP

Ignite Restaurant Group, Inc., headquartered in Houston, Texas, operates a portfolio of restaurant concepts, including Joe's Crab Shack and Brick House Tavern + Tap, in a diverse set of markets across the United States. Each brand offers a variety of high-quality food in a distinctive, casual, high-energy atmosphere. For more information on Ignite and its distinctive brands visit www.igniterestaurantgroup.com.

ABOUT KRG ACQUISITIONS CO, LLC

KRG Acquisitions Co, LLC is the acquisitions arm of Kelly Companies of Southern California, LLC (“Kelly Companies”). Kelly Companies and their affiliates are a San Diego based private equity firm formed in 1993 that has been a buyer of real estate, companies and debt. Kelly Companies currently owns and operates over 100 restaurants nationwide.

FORWARD-LOOKING STATEMENTS

This press release, and other statements that the Company may make, may contain forward-looking statements. Forward-looking statements are statements that are not historical facts and include statements regarding, among other things, expectations about the timing and execution of the Company’s bankruptcy plan, the Company’s future financial condition and future business plans and expectations, including statements related to the effect of, and our expectations with respect to, the operation of our business, adequacy of financial resources and commitments, and the operating expectations during the pendency of the Company’s Chapter 11 cases and impacts to its business related thereto. Such forward-looking statements are based upon the current beliefs and expectations of the Company’s management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements, including, among others: the risk that the Company may not be able to consummate the sale transactions contemplated by the asset purchase agreement; the fact that the transactions contemplated by the asset purchase agreement and documents are subject to certain conditions, which conditions may not be satisfied for various reasons, including for reasons outside of the Company’s control; risks and uncertainties relating to the Chapter 11 cases, including but not limited to, (i) the Company’s ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 Cases, (ii) the ability of the Company and its subsidiaries to consummate the transactions contemplated by the Asset Purchase Agreement, (iii) the effects of the Company’s bankruptcy filing on the Company and on the interests of various constituents, (iv) Bankruptcy Court rulings in the Chapter 11 Cases and the outcome of the cases in general, (v) the length of time the Company will operate under the Chapter 11 Cases, (vi) risks associated with third party motions in the Chapter 11 Cases, which may interfere with the Company’s ability to consummate the transactions contemplated by the Asset Purchase Agreement, (vii) the potential adverse effects of the Chapter 11 Cases on the Company’s liquidity or results of operations, (viii) increased legal costs to execute the Company’s reorganization, and other risks and uncertainties, (ix) the Company’s ability to maintain contracts, trade credit and other customer, joint venture partner and/or vendor relationships that are essential to the Company’s operations, and (x) the Company’s ability to retain key executives and employees, and (xi) the factors discussed in the section entitled “Risk Factors” in the Company’s Form 10-K for the fiscal year ended January 2, 2017 and its Form 10-Q for the quarterly period ended April 3, 2017. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as required by law.

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